Exhibit 10.16(b)

AMENDMENT NO. 4

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of the 9 day of January, 2004, made by and between

FLEET CAPITAL CORPORATION, a Rhode Island corporation (the “Lender”); and

CHAUTAUQUA AIRLINES, INC., a New York corporation ( the “Borrower”),

to the Loan and Security Agreement, dated December 9, 1998, as previously amended by Consolidated Amendment No. 1 thereto, dated March 27, 2002, by Amendment No. 2 thereto, dated October 9, 2003, and by Amendment No. 3 thereto, dated October 30, 2003  (as amended, modified, restated or supplemented from time to time, the “Loan Agreement”).  All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.

RECITALS

A.            Pursuant to the Loan Agreement, the Lender has agreed to make loans and extend credit to the Borrower secured by the Collateral.

B.            The Lender and the Borrower have agreed to amend certain of the terms and provisions of the Loan Agreement.

C.            To accomplish the foregoing, the Borrower and the Lender have agreed to enter into this Amendment.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Borrower and the Lender hereby agree as follows:

ARTICLE I

AMENDMENTS TO LOAN AGREEMENT

The Loan Agreement is hereby amended as follows:

1.1           Definitions.           Appendix A to the Loan Agreement is amended as follows:

(a)           New definitions are added in proper alphabetical sequence as follows:

“Applicable Margin - for any day, the rate per annum set forth below opposite the applicable Level then in effect, it being understood that the Applicable Margin for (i) the Loans that are LIBOR Rate Loans shall be the percentage set forth in the Table set forth below under the column Applicable Margin for LIBOR Rate Loans, (ii) the Loans that are Base Rate Loans shall be the percentage set forth in the Table set forth below under the column Applicable Margin for Base Rate Loans, and (iii) the Loans that are Daily LIBOR Rate Loans shall be the percentage set forth in the Table set forth below under the column Applicable Margin for Daily LIBOR Rate Loans:

Table

Level	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Daily LIBOR Rate Loans
I	2.75%	0.75%	3.0%
II	2.50%	0.50%	2.75%
III	2.25%	0.25%	2.50%
IV	2.00%	0.25%	2.25%

The Applicable Margin shall, in each case, be determined after receipt by Lender of the unaudited financial statements as of the end of each Fiscal Quarter of Borrower and its Subsidiaries and for that portion of the fiscal year of Borrower and its Subsidiaries then ended which are required to be delivered to Lender in accordance with the provisions of Section 9.1.3(ii) of the Agreement, commencing with the Fiscal Quarter ending June 30, 2004, and shall be adjusted effective on the fifth (5th) Business Day following the receipt by Lender of such financial statements and the Compliance Certificate in the form of Exhibit D to the Agreement  executed by the chief financial officer of Borrower  (each, an “Adjustment Date”).  The Applicable Margin as so determined shall be effective from such Adjustment Date until the next Adjustment Date. The initial Applicable Margin shall be based on Level II until receipt of the financial statements for the Fiscal Quarter ending June 30, 2004 and the Compliance Certificate for such Fiscal Quarter.  If an Event of Default shall exist at any time, the Applicable Margin shall be based on Level I.

Average Monthly Revolver Facility Amount - for any month, the amount obtained by adding the Revolver Facility Amount at the end of each day during the month in question and by dividing that sum by the number of days in such month.

Average Monthly Revolver Facility Balance - for any month, the amount obtained by adding the aggregate unpaid balance of all Revolver Loans and Letter of Credit Obligations owing by Borrower to Lender at the end of each day during the month in question and by dividing that sum by the number of days in such month.

Indebtedness for Money Borrowed/Consolidated EBITDA Ratio - on the determination thereof as of the end of any fiscal period, the ratio of (i) the aggregate principal balance of all Indebtedness for Money Borrowed of Borrower and its Subsidiaries outstanding as of the end of such fiscal period to (ii) Consolidated EBITDA of Borrower and its Subsidiaries for the four (4) Fiscal Quarters then ending.

Level - as at the determination thereof at the end of each Fiscal Quarter of Borrower, the level set forth below corresponding to the Indebtedness for Money Borrowed/Consolidated EBITDA Ratio as of and for the period of four (4) consecutive Fiscal Quarters then ending:

Level	Indebtedness for Money Borrowed/Consolidated EBITDA Ratio
I	> 5.0
II	> 4.25 but # 5
III	> 3.5 but #4.25
IV	> 3.5

(b)           The definition of “Availability Reserve” is amended in its entirety to read as follows:

“Availability Reserve - on any date of determination thereof, an amount equal to the sum of (i) all amounts of past due rent or other charges owing at such time by Borrower or any of its Subsidiaries to any landlord of any premises where any material items of the Collateral is located; (ii) any amounts which Borrower or any of its Subsidiaries is obligated to pay pursuant to the provisions of the Loan Documents but does not pay when due and which Lender elects to pay pursuant to any of the Loan Documents for the account of Borrower and its Subsidiaries and which has not been reimbursed to Lender (whether by the proceeds of a Revolver Loan or otherwise); (iii) an amount equal to the Letter of Credit Obligations outstanding on such date; (iv) the maximum authorized credit card charge limit extended to Borrower by Lender or any of its Affiliates; and (v) such additional reserves established in good faith by Lender in such amounts, and with respect to such matters, events, conditions or contingencies as to which Lender, in its good faith credit judgment, based upon its usual and customary credit and collateral considerations, determines reserves should be established from time to time, including, without limitation, with respect to or as a result of (1) improper billings, other billing and settlement errors which occur from time to time under the ACH Procedures Manual, (2) negative trends in the maintenance by Borrower of minimum operations in the markets established under the USAir Operating Agreement, or a flight completion factor or arrival performance factor, that if uncorrected may, in Lender’s good faith judgment, give rise to a right of termination of the USAir Operating Agreement by USAir in accordance with the provisions thereof, or (3) other sums chargeable against Borrower’s Loan Account as Revolver Loans under any section of the Agreement.”

(c)           The definition of “Revolver Facility Amount” is amended in its entirety to read as follows:

“Revolver Facility Amount - At any date of determination thereof, the sum of $25,000,000, as such amount may be reduced by Borrower pursuant to Section 1.4 of the Agreement, less the aggregate principal balances of the Term Loan and all Equipment Loans outstanding on such date.”

(d)           The definition of “Spare Parts Borrowing Base” is amended in its entirety to read as follows:

“Spare Parts Borrowing Base - at any date of determination thereof, the sum of the following:

(i)            seventy percent (70%) of the aggregate value at such date of those Eligible Spare Parts consisting of ERJ Spare Parts which are Rotables; plus

(ii)           forty percent (40%) of the aggregate value at such date of those Eligible Spare Parts consisting of ERJ Spare Parts which are not Rotables,

in each case with value calculated on the basis of the lower of (1) net book value, as calculated in accordance with GAAP, or (2) appraised orderly liquidation value based upon the Lender’s most recent Spare Parts Collateral Appraisal.”

1.2           Letters of Credit.  Section 1.2.1 is amended in its entirety to read as follows:

“1.2.1      Issuance of Letters of Credit and Letter of Credit Guaranties.  Lender agrees, for so long as no Default or Event of Default exists and subject to the provisions of Section 10 below, to issue its, or cause to be issued its Affiliate’s, Letters of Credit and Letter of Credit Guaranties, as requested by Borrower, provided that the Letter of Credit Amount at any time shall not exceed $5,000,000 and no Letter of Credit or Letter of Credit Guaranty may have an expiration date that is after the last day of the Original Term or the then applicable Renewal Term.  Any amounts paid by Lender under any Letter of Credit Guaranty or in connection with any Letter of Credit shall be treated as Revolver Loans, shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as the Revolver Loans.”

1.3           Interest.  Section 2.2.1 is amended in its entirety to read as follows:

“2.2.1      Rates of Interest - Loans.  Subject to the provisions of Section

2.1.6 of this Agreement, Borrower agrees to pay interest on the unpaid principal amount of the Loans outstanding from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration, or otherwise) at a variable rate per annum equal to the applicable rate indicated below:

(i)            For Loans made or outstanding as Base Rate Loans, the Base Rate in effect from time to time, plus the Applicable Margin then in effect;

(ii)           For Loans made or outstanding as Daily LIBOR Loans, the Daily LIBOR Rate in effect from time to time, plus the Applicable Margin then in effect;  and

(iii)          For Loans made or outstanding as LIBOR Rate Loans, the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrower in conformity with this Agreement, plus the Applicable Margin then in effect.”

1.4           Additional Interest.  Section 2.1.8 is amended in its entirety to read as follows:

“2.1.8      Additional Interest.  At the end of each calendar quarter (or, if this Agreement is terminated before the end of a calendar quarter, on the termination date), the Average Credit Facility Balance for such calendar quarter (or that portion of such calendar quarter through the termination date) shall be determined, and if such Average Credit Facility Balance is less than $7,500,000, then, no later than ten (10) days after the end of such calendar quarter (or, if this Agreement is earlier terminated, on the termination date), Borrower shall pay to Lender additional interest in an amount equal to $35,000.”

1.5           Unused Line Fee.  Section 2.2.2 is amended in its entirety to read as follows:

“2.2.2      Unused Line Fee.  Borrower shall pay to Lender a fee equal to three-eighths of one percent (0.375%) per annum of the amount by which the Average Monthly Revolver Facility Amount for each month during the Original Term exceeds the Average Monthly Revolver Facility Balance for such month.  The unused line fee shall begin to accrue on the Closing Date and shall be payable monthly in arrears on the first day of each calendar month after the Closing Date and upon the termination of this Agreement.

1.6           Term of Loan Agreement.  Section 5.2 is amended in its entirety to read as follows:

“5.1         Term of Agreement.  Subject to Lender’s right to cease making Loans to Borrower during the existence of any Default or Event of Default, this Agreement shall be in effect for a period from the date of this Agreement until

March 31, 2006 (the “Original Term”), unless terminated as provided in Section 5.2 hereof.”

1.7           Financial Covenants.  Section 9.3 is amended in its entirety to read as follows:

“9.3.1      Consolidated Fixed Charge Coverage Ratio.  Borrower and its Subsidiaries shall maintain a Consolidated Fixed Charge Coverage Ratio for each Testing Period of not less than 1.05 to 1.0.

9.3.2        Indebtedness for Money Borrowed/Consolidated EBITDA Ratio.  Borrower and its Subsidiaries shall maintain a Indebtedness for Money Borrowed/Consolidated EBITDA Ratio for each Testing Period of not more than 5.5.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lender that as of the date hereof:

2.1.          Compliance with the Loan Agreement and Other Loan Documents.  The Borrower is in compliance with all of the terms and provisions set forth in the Loan Agreement and in the other Loan Documents to be observed or performed by the Borrower, except where the failure of the Borrower to comply has been waived in writing by the Lender.

2.2.          Representations in Loan Agreement and other Loan Documents.  The representations and warranties of the Borrower set forth in the Loan Agreement and the other Loan Documents are true and correct in all material respects except to the extent that such representations and warranties relate solely to or are specifically expressed as of a particular date or period which is past or expired as of the date hereof.

2.3.          No Event of Default.  No Default or Event of Default exists.

ARTICLE III

MODIFICATION OF LOAN DOCUMENTS

3.1.          Loan Documents.  The Loan Agreement and each of the other Loan Documents are amended to provide that any reference to the Loan Agreement in the Loan Agreement or any of the other Loan Documents shall mean the Loan Agreement as amended by this Amendment, and as it is further amended, restated, supplemented or modified from time to time.

ARTICLE IV

CONDITIONS PRECEDENT

It shall be a condition precedent to the amendments to the Loan Agreement as set forth in Article I hereof that each of the following conditions shall have been satisfied:

4.1.          Documentation.  The Lender shall have received this Amendment duly executed by the Borrower.

4.2.          Amendment and Extension Fee.  The Borrower shall have paid to the Lender an amendment and extension fee in the amount of $110,000 which shall be due and payable on the date of the execution and delivery of this Amendment and shall be non-refundable after such fee is paid.

4.3.          Representations and Warranties.  Each of the warranties and representations of the Borrower set forth in this Amendment shall be true, correct and accurate in all material respects.

ARTICLE V

GENERAL

5.1.          Full Force and Effect.  As expressly amended hereby, the Loan Agreement shall continue in full force and effect in accordance with the provisions thereof.  As used in the Loan Agreement, “hereinafter”, “hereto”, “hereof” or words of similar import, shall, unless the context otherwise requires, mean the Loan Agreement as amended by this Amendment.

5.2           Applicable Law.  This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina.

5.3           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument.

5.4           Expenses.  The Borrower shall reimburse the Lender for all reasonable legal fees and expenses incurred by the Lender in connection with the preparation, negotiation, execution and delivery of this Amendment and all other agreements and documents or contemplated hereby.

5.5.          Headings.  The headings in this Amendment are for the purpose of reference only and shall not affect the construction of this Amendment.

5.6           Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE LENDER EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AMENDMENT, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered on the date first above written.

BORROWER:

CHAUTAUQUA AIRLINES, INC

By:	/s/ Robert H. Cooper
Title: EVP & CFO

LENDER:

FLEET CAPITAL CORPORATION

By:	/s/ W. Reed Paden
Title: V.P.